Exhibit 2.2

                           Amendment to the Agreement

                           and Plan of Merger between

                       the Company and Solite Corporation

     AMENDMENT NO. 3, dated as of February 26, 1998 (the "Amendment') to the AGREEMENT AND PLAN OF MERGER, dated as of September 10, 1997, as amended (the "Merger Agreement") by and between Giant Cement Holding, Inc. (the "Parent"), GCHI Acquisition Corp. (the "Acquisition Sub"), and Solite Corporation (the "Company").

                                    RECITALS

     Parent, Acquisition Sub, and the Company have heretofore entered into the Merger Agreement and now desire to amend certain provisions thereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

     1.        Amendments.

               (a) Section 2.1 (a)(i) shall be deleted in its entirety and the following inserted in lieu thereof:


"a number of shares of the voting common stock, par value $.01 per share (the "Parent Common Stock"), of the Parent, payable upon the surrender of the certificate formerly representing such share of Company Common Stock, equal to the quotient derived by dividing (A) 325,000 minus the number of shares to be placed in the Escrow Account and the Indemnity Escrow Account described below, by (B) the number of outstanding shares of Company Common Stock at the Closing (hereinafter referred to collectively, as the "Outstanding Stock")."


               (b) Section 2.2(b) shall be deleted in its entirety and the following inserted in lieu thereof:

"Promptly after the Effective Time, the Parent shall (i) deliver to the escrow agent (the "Escrow Agent") under the escrow agreement dated the Effective Date, substantially in the form attached hereto as Exhibit B, a certificate representing 75,000 shares of Parent Common Stock (the "Escrow Account") to be held pursuant to such escrow agreement for dissemination pursuant to Section 2.4(c), and (iii) deliver to the escrow agent (the "Indemnity Escrow Agent") under the escrow agreement dated the Effective Time, substantially in the form of Exhibit C, a certificate representing 75,000 shares of Parent Common Stock (the "Indemnity Escrow Account") to be held pursuant to the provisions of
Section 9.4. The shares of Parent Common Stock shall be deemed to have been issued at the Effective Time."

               (c) Section 2.4(c) shall be deleted in its entirety and the following inserted in lieu thereof:

"If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is less than $4.5 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $4.5 million exceeds the consolidated net book value of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(d), the balance of the shares of Parent Common Stock in the Escrow Account shall be available
immediately  for  distribution   pursuant  to  Section  2.  1  (a)(ii).  If  the
consolidated net book value of the Company reflected in the Final Closing Balance Sheet is more than $4.5 million, then, subject to Section 2.4(d), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net book value, no effect will be given to (i) up to $1,000,000 of valuation allowance recorded against the net deferred tax assets of the Company and (ii) the cost of the AF Old Container Management Handling Facility (estimated at $250,000), if the Company writes-off the cost of such facility."

               (d) Section 2.4(d) shall be deleted in its entirety and the following inserted in lieu thereof:

"If the net current assets of the Company reflected in the Final Closing Balance Sheet is less than $5.0 million then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing (A) the amount by which $5.0 million exceeds the net current assets of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and
(ii) subject to Section 2.4(c), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). If the net current assets of the Company reflected in the Final Closing Balance Sheet is more than $5.0 million, then, subject to Section 2.4(c), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.l(a)(ii). For purposes of calculating net current assets no effect will be given to current installments to indebtedness for borrowed money in an aggregate amount not exceeding $20 million. For the purposes hereof net current assets shall be equal to (x) the sum of cash accounts receivable less than 60 days past due and inventories less (y) the sum of accounts payable, accrued expenses and other current liabilities."

               (e) Section 4.7 shall be deleted in its entirety and the following inserted in lieu thereof:

"Except as set forth in the Parent's current report on Form 8-K , dated December 8, 1997 and except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing the business practice of the Parent or any of its subsidiaries, acquisition of property by the Parent or any of its subsidiaries or the conduct of business by the Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by the Parent.

               (f) Section 8.1(b) shall be deleted in its entirety and the following inserted in lieu thereof:

"by either the Parent or the Company, if the Merger shall not have been consummated before April 30, 1998,"

               (g)  Section   9.4  shall  be deleted  in its  entirety  and  the
following inserted in lieu thereof:

     The shares of Parent Common Stock held in the Escrow Account and the Indemnity Escrow Account shall be available to satisfy the indemnification claims of Parent Claimants pursuant to this Section 9. The shares of Parent Common Stock in the Escrow Account shall be available to satisfy the indemnification claims of Parent Claimants to the extent such shares of Parent Common Stock have not been released pursuant to Section 2.4. Unless a claim or claims by Parent Claimants are then pending, in amounts in excess of the then value of 37,500 shares of Parent Common Stock, 37,500 shares of Parent Common Stock held in the Indemnity Escrow Account shall be released on the second anniversary of the Closing Date, and unless any claim or claims by Parent Claimants are then pending, the balance of the shares of Parent Common Stock held in the Indemnity Escrow Account shall be released on the third anniversary of the Closing Date. For the purposes of this Section 9.4, the value of Parent Common Stock shall be the average of the closing bid and asked prices per share of Parent Common Stock as quoted on NASDAQ for the twenty trading days immediately preceding any release of Parent Common Stock. Any dispute relating to or in respect of the rights of any Indemnitee to receive shares of Parent Common Stock from the Escrow Account or the Indemnity Escrow Account in
satisfaction   of  an   indemnification   claim   pursuant  to  9.2  hereof  (an
"Indemnification Dispute") shall be submitted to, and resolved exclusively pursuant to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitration shall take place in Richmond, Virginia and shall be subject to the substantive law of the State of Virginia. Decisions pursuant to such arbitration shall be final, conclusive and binding upon the parties. Upon the conclusion of arbitration, the parties may apply to any court of competent jurisdiction to enforce the decision pursuant to such arbitration. The parties hereto waive and shall not seek jury trial in any lawsuit, proceeding, claim, counterclaim, defense or other litigation or dispute relating to or in respect of an Indemnification Dispute. Neither party shall submit a dispute to arbitration before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, either party may request the then senior judge of the civil division of the Circuit Court for the City of Richmond, Virginia to appoint a mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and either party may then submit the dispute to arbitration as provided herein. The fees and expenses of the mediator shall be shared equally by the parties. If the dispute is submitted to arbitration, the arbitrator shall award the prevailing or substantially prevailing party its expenses and costs, including costs of arbitration and reasonable attorney's fees.

               (h) Schedule A-1 to the Merger Agreement shall be amended as follows:

                    (i) Section 2.1(a)(i)shall be deleted in its entirety and the following inserted in lieu thereof:

"a number of shares of the voting common stock, par value S.01 per share (the "Parent Common Stock"), of the Parent, payable upon the surrender of the certificate formerly representing such share of Company Common Stock, equal to the quotient derived by dividing (A) 325,000 minus the number of shares to be placed in the Escrow Account and the Indemnity Escrow Account described below, by (B) the number of outstanding shares of Company Common Stock at the Closing (hereinafter referred to collectively, as the "Outstanding Stock")."

                    (ii) Section 2.2(b) shall be deleted in its entirety and the following inserted in lieu thereof:

"Promptly after the Effective Time, the Parent shall (i) deliver to the escrow agent (the "Escrow Agent") under the escrow agreement dated the Effective Date, a certificate representing 75,000 shares of Parent Common Stock (the "Escrow Account") to be held pursuant to such escrow agreement for dissemination pursuant to Section 2.4(c), and (iii) deliver to the escrow agent (the "Indemnity Escrow Agent") under the escrow agreement dated the Effective Time, a certificate representing 75,000 shares of Parent Common Stock (the "Indemnity Escrow Account") to be held pursuant to the provisions of Section 9.4 of the Agreement and Plan of Merger, dated September 10, 1997, as amended among Parent, Acquisition Sub and the Company. The shares of Parent Common Stock shall be deemed to have been issued at the Effective Time."

                    (iii) Section 2.4(c) shall be deleted in its entirety and the following inserted in lieu thereof:

"If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is less than $4.5 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing
(A) the amount by which $4.5 million exceeds the consolidated net book value of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(d), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.l(a)(ii). If the consolidated net book value of the Company reflected in the Final Closing Balance Sheet is more than $4.5 million, then, subject to Section 2.4(d), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1(a)(ii). For purposes of calculating net book value, no effect will be given to (i) up to $ 1,000,000 of valuation allowance recorded against the net deferred tax assets of the Company and (ii) the cost of the AF Old Container Management Handling Facility (estimated at $250,000), if the Company writes-off the cost of such facility."

                    (iv) Section 2.4(d)shall be deleted in its entirety and the following inserted in lieu thereof:

"If the net current assets of the Company reflected in the Final Closing Balance Sheet is less than $5.0 million, then (i) the Parent shall be entitled to receive from the Escrow Account and to cancel the number of whole shares of Parent Common Stock as shall equal the quotient derived by dividing (A) the amount by which $5.0 million exceeds the net current assets of the Company reflected in the Final Closing Balance Sheet by (B) $22 per share of Parent Common Stock, and (ii) subject to Section 2.4(c), the balance of the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to Section 2.1 (a)(ii). If the net current assets of the Company reflected in the Final Closing Balance Sheet is more than $5.0 million, then, subject to Section 2.4(c), all the shares of Parent Common Stock in the Escrow Account shall be available immediately for distribution pursuant to
Section 2.1(a)(ii). For purposes of calculating net current assets no effect will be given to current installments to indebtedness for borrowed money in an aggregate amount not exceeding $20 million. For the purposes hereof, net current assets shall be equal to (x) the sum of cash, accounts receivable less than 60 days past due and inventories less (y) the sum of accounts payable, accrued expenses and other current liabilities."

     2. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     3.    Terms of Merger  Agreement.   Except as  amended  hereby , all of the
terms of the Merger Agreement shall remain in full force and effect and are hereby confirmed in all respects.

     4.    Counterparts.   This  Amendment  may  be executed  in  one  or  more
counterparts, each of which shall be deemed to constitute an original.

     5 .   Governing Law. This Amendment  shall be governed by, and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the provisions thereof relating to the conflict of laws.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

                                 SOLITE CORPORATION


                                 By:   /s/ J. J. Jewett, III.
                                       J. J. Jewett, III.
                                       Vice President and Secretary




                                 By:   /s/ Terry L. Kinder
                                       Terry L. Kinder
                                       Vice President and Chief Financial
                                       Officer



                                 GCHI ACQUISITION CORP.



                                 By:   /s/ Terry L. Kinder
                                       Terry L. Kinder
                                       Vice President and Chief Financial
                                       Officer

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